Exhibit 99.1

Contact: Lauri Wilks
704-455-3239
—For Immediate Release –

Speedway Motorsports Reports Fourth Quarter And

Year Ended December 31, 2006 Results And Provides Guidance for 2007

CONCORD, NC (March 14, 2007)—Speedway Motorsports, Inc. (SMI) (NYSE:TRK) today reported record full year results for 2006. This represents the seventh consecutive year that SMI has reported record results. SMI provided full year 2007 earnings guidance of $2.43 to $2.53 per diluted share.

Fourth quarter 2006 results include total revenues of $148.2 million, net income of $28.8 million and diluted earnings per share of $0.65. Full year 2006 results include record total revenues of $567.4 million, net income of $111.2 million and diluted earnings per share of $2.53.

Fourth Quarter Comparison

For the fourth quarter 2006 as compared to 2005:

•	total revenues decreased 3% or $4.3 million to $148.2 million;

•	net income decreased 16% or $5.4 million to $28.8 million;

•	diluted earnings per share decreased 16% or $0.12 to $0.65;

•	non-GAAP* net income was $28.8 million for both periods; and

•	non-GAAP* diluted earnings per share was $0.65 for both periods.

Full Year Comparison

For the full year 2006 as compared to 2005:

•	total revenues increased 4% or $23.3 million to $567.4 million;

•	net income increased 3% or $3.1 million to $111.2 million;

•	diluted earnings per share increased 3% or $0.08 to $2.53;

•	non-GAAP* net income increased 8% or $8.5 million to $111.2 million; and

•	non-GAAP* diluted earnings per share increased 9% or $0.20 to $2.53.

*	The non-GAAP results exclude a fourth quarter 2005 after tax gain of $5.4 million or $0.12 per diluted share related to resolution of insurance recoveries and damaged property and equipment claims associated with a July 2005 tornado at Atlanta Motor Speedway (AMS). A reconciliation of GAAP and non-GAAP results is provided below.

2006 Earnings Guidance

William R. Brooks, chief financial officer and executive vice president of Speedway Motorsports, stated, “The Company estimates 2007 total revenues of $550-570 million, net income of $107-111 million, depreciation and interest of $62-67 million, and diluted earnings per share of $2.43-2.53, assuming current industry and economic trends continue, and excluding our 50% share of Motorsports Authentics joint venture operating results, changes in our non-core businesses, capital expenditures exceeding current plans, or the impact of further increases in fuel prices, interest rates, geopolitical conflicts, poor weather surrounding our events or other unforeseen factors.”

GAAP and Non-GAAP Reconciliation

The following financial information is presented using other than generally accepted accounting principles (“non-GAAP”) and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting GAAP basis amounts for an item presented on the consolidated income statement net of income taxes. Because the adjustment relates to the 2005 AMS insurance recovery gain, management believes such information is useful and meaningful to investors because it identifies and adjusts for a non-recurring transaction that is not reflective of ongoing operating results, and is used by management to assess core operations, analyze performance trends and make decisions regarding future operations.

This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered alternatives to net income or diluted earnings per share determined in accordance with GAAP.

	Three Months Ended Dec 31:		Year Ended Dec 31:
	2006	2005	2006	2005
	(in thousands, except per share amounts)
Net Income	$28,801	$34,181	$111,222	$108,135
Non-GAAP Adjustment, Net of Tax:
AMS Insurance Recovery Gain (1)	—	(5,430)	—	(5,430)

Non-GAAP Net Income	$28,801	$28,751	$111,222	$102,705

Diluted Earnings Per Share	$0.65	$0.77	$2.53	$2.45
Non-GAAP Adjustment:
AMS Insurance Recovery Gain (1)	—	(0.12)	—	(0.12)

Non-GAAP Diluted Earnings Per Share	$0.65	$0.65	$2.53	$2.33

(1)	On July 6, 2005, a tornado struck Atlanta Motor Speedway causing significant damage to its facilities. Restoration progressed sufficiently to allow AMS to conduct its NASCAR NEXTEL Cup Series and other races as scheduled in October 2005. The Company’s settlement of insurance claims was substantially complete in the fourth quarter 2005. The 2005 results reflect a gain from insurance recoveries upon final resolution of insurance claims net of a recognized loss on damaged property and equipment.

2006 Fourth Quarter Highlights

Fourth quarter highlights include record levels of corporate marketing and other event related revenues for NASCAR and other racing events held this period. Lowe’s Motor Speedway hosted larger year-over-year crowds at its Saturday night Bank of America 500 NASCAR NEXTEL Cup, and second highest attendance at its Friday night Dollar General 300 NASCAR Busch Series, racing events. Other fourth quarter highlights include newly modernized Atlanta Motor Speedway hosting large crowds at its Bass Pro Shops 500 NASCAR NEXTEL Cup and EasyCare Vehicle Service Contracts 200 NASCAR Craftsman Truck Series racing events. Also, Texas Motor Speedway hosted large crowds at its Dickies 500 NASCAR NEXTEL Cup, O’Reilly Challenge NASCAR Busch, and Silverado 350 NASCAR Craftsman Truck Series post inaugural fall racing events.

Stock Repurchase Program

During the full year 2006, the Company repurchased 476,000 shares of common stock for approximately $17.7 million under its previously announced stock repurchase program. As of December 31, 2006, the Company has repurchased a total of 759,000 shares since adoption of the program in April 2005. In February 2007, the Company’s Board of Directors increased the authorized total number of shares that can be repurchased under the program from one million to two million shares.

Other Comments

“Fiscal 2006 for Speedway Motorsports was our seventh consecutive year of record revenues and net income, demonstrating that SMI’s solid earnings and cash flows growth provide us with increasing resilience to unforeseen factors,” stated H.A. Wheeler, chief operating officer and president of Speedway Motorsports. “SMI achieved these record 2006 results despite poor weather and rising fuel prices surrounding several of our major NASCAR event weekends, and challenges with certain non-core operations. SMI had another year of exceptionally strong increases in company-wide sponsorships, luxury suite rentals, advertising, camping, track rentals and other corporate revenues, and our core motorsports business remains strong. Also, almost 4.0 million fans attended our 2006 events demonstrating that demand and appeal for motorsports entertainment in our markets remain strong even in challenging circumstances. Although Motorsports Authentics incurred losses during a transitional period, this motorsports merchandising joint venture with International Speedway Corporation provides excellent opportunities for increased growth, business synergies and long-term marketing alliances.”

“Our 2007 season is off to a tremendous start, as most of our NASCAR NEXTEL Cup and Busch event sponsorships for 2007, and several for 2008, are already sold and pre-sales for other corporate event related revenues are trending ahead of last year,” stated O. Bruton Smith, chairman and chief executive officer of Speedway Motorsports. “Several favorable dynamics position us for strong long-term growth visibility, including the increased media attention under NASCAR’s new eight-year broadcasting agreements, the untapped potential of expanding demographics, and the anticipated merchandising benefits realized from Motorsports Authentics. Those factors, along with Toyota’s new involvement in NASCAR racing and the ongoing refinements to the successful NEXTEL Cup championship race, provide us and our sponsors and other corporate partners with outstanding long-term opportunities.

“We proudly unveiled our spectacular “Neon Garage” at Las Vegas Motor Speedway’s March 2007 NASCAR racing weekend, along with showcasing what may be the finest access-friendly infield media center, garage and fan-zone entertainment facilities in motorsports today. These first-class facilities, along with the broadening demographics that the markets are just beginning to embrace, bring increased enthusiasm and spectator interest to our sport, and provide excellent long-term promotional growth opportunities for us as well as advertisers and broadcasters”.

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe’s Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries and Motorsports Authentics joint venture and manufactures and distributes smaller-scale, modified racing cars through its 600 Racing subsidiary. The Company also owns Performance Racing Network which broadcasts syndicated motorsports programming to over 750 radio stations nationwide. For more information, visit the Company’s website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to the Company’s future operations and financial results. There are many factors that affect future events and trends of the Company’s business including, but not limited to, consumer and corporate spending sentiment; air travel; governmental regulations; military actions; national or local catastrophic events; the success of and weather surrounding NASCAR, IRL, NHRA and other racing events; our relationship with NASCAR and other sanctioning bodies; the success of expense reduction efforts; capital projects; expansion; economic conditions; stock repurchases; financing needs; insurance; litigation; taxes; global petroleum product, commodity markets, and oil and gas investments and associated profitability; geopolitical situations in foreign countries; and other factors outside of management control. These factors and other factors, including those contained in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and web-cast today at 11:00 AM (ET) which are open to all participants. To participate in the conference call, you may dial 866-323-3540 (toll-free) or 706-679-6123 (toll). The reference number is 9450579. A web-cast of the call can be accessed at the Company’s website at www.speedwaymotorsports.com. To listen to a playback of the call, you may dial 800-642-1687 or 706-645-9291 beginning after 12:00PM (ET) March 14th through 11:59 PM (ET) March 28th. The reference number is 9450579. Participating in the call will be H.A. Wheeler, Chief Operating Officer and President; William R. Brooks, Chief Financial Officer and Executive Vice President; Marcus G. Smith, Executive Vice President, National Sales and Marketing; and Marylaurel E. Wilks, Vice President, Investor Relations and Communications.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data—Unaudited

For The Three and Twelve Months Ended December 31, 2006 and 2005

(In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
INCOME STATEMENT DATA	12/31/2006	12/31/2005	12/31/2006	12/31/2005
Revenues:
Admissions	$42,956	$43,647	$175,208	$177,352
Event related revenue	48,257	48,802	183,404	168,359
NASCAR broadcasting revenue	41,116	35,619	162,715	140,956
Other operating revenue	15,891	24,477	46,038	57,401

Total Revenues	148,220	152,545	567,365	544,068

Expenses and Other:
Direct expense of events	18,288	25,441	95,990	97,042
NASCAR purse and sanction fees	28,156	25,702	105,826	96,306
Other direct operating expense	22,459	24,098	48,121	52,227
General and administrative	20,428	17,662	78,070	73,281
Depreciation and amortization	10,351	9,466	40,707	37,607
Interest expense, net	4,434	5,411	20,785	21,890
Losses on equity investees	857	205	3,343	272
AMS insurance recovery gain	—	(8,829)	—	(8,829)
Other expense (income), net	186	(1,477)	185	(1,632)

Total Expenses and Other	105,159	97,679	393,027	368,164

Income Before Income Taxes	43,061	54,866	174,338	175,904
Income Tax Provision	14,260	20,685	63,116	67,769

NET INCOME	$28,801	$34,181	$111,222	$108,135

BASIC EARNINGS PER SHARE	$0.66	$0.78	$2.54	$2.46
Weighted average shares outstanding	43,785	43,892	43,801	43,908

DILUTED EARNINGS PER SHARE	$0.65	$0.77	$2.53	$2.45
Weighted average shares outstanding	43,988	44,128	44,006	44,178

Major NASCAR-sanctioned Events Held During Period	5	5	19	19

BALANCE SHEET DATA	12/31/2006	12/31/2005
Cash, cash equivalents and short-term investments	$121,139	$120,910
Total current assets	203,041	201,288
Property and equipment, net	1,054,676	979,652
Equity investments in associated entities	135,346	136,842
Goodwill and other intangible assets, net	156,122	159,929
Total assets	1,589,523	1,514,426

Deferred race event income, net	112,651	101,966
Total current liabilities	159,460	160,663
Revolving credit facility borrowings	98,438	50,000
Bank term loan	—	50,000
Total long-term debt	428,482	430,235
Total liabilities	769,434	788,278
Total stockholders’ equity	$820,089	$726,148